PBF Energy Reports Fourth Quarter 2020 Results
•Fourth quarter loss from operations of $328.1 million (excluding special items, fourth quarter loss from operations of $499.3 million)
•Completed East Coast Refining Reconfiguration and continuing strategic review of portfolio
•Year-ending consolidated cash balance of approximately $1.6 billion
PARSIPPANY, NJ - February 11, 2021 - PBF Energy Inc. (NYSE:PBF) today reported fourth quarter 2020 loss from operations of $328.1 million as compared to income from operations of $123.0 million for the fourth quarter of 2019. Excluding special items, fourth quarter 2020 loss from operations was $499.3 million as compared to income from operations of $149.8 million for the fourth quarter of 2019. PBF Energy's financial results reflect the consolidation of PBF Logistics LP (NYSE: PBFX), a master limited partnership of which PBF indirectly owned the general partner and approximately 48% of the limited partner interests as of December 31, 2020.
The company reported fourth quarter 2020 net loss of $286.0 million and net loss attributable to PBF Energy Inc. of $298.4 million or $(2.49) per share. This compares to net income of $69.1 million, and net income attributable to PBF Energy Inc. of $53.0 million or $0.44 per share for the fourth quarter of 2019. Special items in the fourth quarter 2020 results, which decreased net loss by a net, after-tax benefit of $246.4 million, or $2.04 per share, primarily consisted of a lower-of-cost-or-market ("LCM") inventory adjustment, a benefit related to the change in our tax receivable agreement liability, a net tax expense on remeasurement of deferred tax assets and a gain on the sale of land at our Torrance refinery, partially offset by asset write-offs, project abandonments, a LIFO inventory decrement, severance and other charges primarily associated with the East Coast Refining Reconfiguration (described below) and a charge associated with the residual costs on the early return of certain leased railcars. Adjusted fully-converted net loss for the fourth quarter 2020, excluding special items, was $547.4 million, or $(4.53) per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net income of $73.6 million or $0.60 per share, for the fourth quarter 2019.
Tom Nimbley, PBF Energy's Chairman and CEO, said, “The unprecedented challenges of 2020 provided PBF with the opportunity to become a better company. Our employees, contractors and business partners operated under enormous pressure during the year and their resilience allowed PBF to operate safely and reliably through what has hopefully been the worst of the pandemic. We evaluated many aspects of our business with the goal of reducing operating expenses and driving efficiency in our capital program. We believe the measures we took in 2020, and continue to explore, will improve the competitiveness of our refining system going forward.”

Mr. Nimbley continued, “PBF's fourth quarter, and full-year, results reflect the continuing headwinds brought on by the global pandemic and attendant demand destruction for our products. We exited the year with approximately $1.6 billion in cash and other sources of liquidity that will support our business through the current crisis. Although there are some signs of improvement, we expect demand to remain depressed until vaccine distribution is improved so that everyone can return to their normal routines.” Mr. Nimbley concluded, “Until that time, we will focus on the safety and health of our employees, the reliability of our operations and the ongoing strategic review of our entire portfolio.”
Loss from operations was $1,416.8 million for the year-ended December 31, 2020 as compared to income from operations of $649.0 million for the year-ended December 31, 2019. Excluding special items, loss from operations was $1,441.2 million for the year-ended December 31, 2020 as compared to income from operations of $365.7 million for the year-ended December 31, 2019. Adjusted fully-converted net loss for the year ended December 31, 2020, excluding special items, was $1,421.7 million, or $(11.78) per share on a fully-exchanged, fully-diluted basis, as compared to adjusted fully-converted net income, excluding special items, of $109.3 million, or $0.90 per share, for the year ended December 31, 2019.
Liquidity and Financial Position
In response to the pandemic, we took several steps to protect our balance sheet and increase the financial liquidity of the company, including the issuance of $250 million of senior secured notes in December 2020. As of December 31, 2020, our liquidity was approximately $2.3 billion based on approximately $1.6 billion of cash and current availability under our asset-based lending facility. In addition, PBF Logistics LP liquidity included $36.3 million in cash and approximately $295.1 million of availability under its revolving credit facility.
Strategic Update and Outlook
During the fourth quarter, PBF Energy announced the operational reconfiguration of its East Coast Refining System comprised of its Delaware City and Paulsboro refineries. The completed reconfiguration resulted in the idling of the following units at the Paulsboro refinery: the smaller of two crude units, coker, fluid catalytic cracker and several smaller units. Expected annual operating and capital expenditures savings are approximately $100.0 million and $50.0 million, respectively, relative to average historic levels.
We realized a one-time working capital benefit as a result of overall lower inventory levels required to support continuing operations. We also incurred non-recurring expenses as a result of unit shutdowns and workforce reductions.
We successfully reduced our system-wide 2020 operating expenses by $235 million, excluding energy savings, and exceeded our full-year goal of $140 million in total operating expense reductions. Including energy, our full-year 2020 operating expense reductions totaled approximately $325 million. While some of these savings are a result of reduced operational tempo, the majority are deliberate operating and other expense reductions. Looking ahead, we expect operating expenses on a system-wide basis to be reduced by $200 to $225 million annually as a result of our efforts versus historic levels, including the East Coast Reconfiguration.
During 2020, we aggressively managed our capital expenditures, with total refining capital expenditures of approximately $370 million, an almost 50% reduction to our planned 2020 expenditures. Going forward, we expect refining capital expenditures to be approximately $150 million for the first six months of 2021 and we will remain flexible for the balance of the year depending on the progress of the refining environment.
Our refineries operated at reduced rates during the fourth quarter and, based on current market conditions, we anticipate operating our refineries at lower utilization until such time that sustained product demand justifies higher production. We expect near-term throughput to be in the 675,000 to 725,000 barrel per day range for our refining system.

Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.
Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income, Adjusted Fully-Converted Net Income excluding special items, Adjusted Fully-Converted Net Income per fully-exchanged, fully-diluted share, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items and Adjusted EBITDA. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.
Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Thursday, February 11, 2021, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (877) 869-3847 or (201) 689-8261. The audio replay will be available approximately two hours after the end of the call and will be available through the company’s website.
Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings; the duration and severity of the COVID-19 pandemic and certain developments in the global oil markets and their impact on the global macroeconomic conditions, risks relating to the securities markets generally; risks associated with the East Coast Refining Reconfiguration and other measures implemented to respond to the COVID-19 pandemic and macroeconomic conditions and the recent acquisition of the Martinez refinery, and related logistics assets; and the impact of adverse market conditions, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.
PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

###
Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$3,655.1	$6,301.5	$15,115.9	$24,508.2

Cost and expenses:
Cost of products and other	3,180.6	5,522.3	14,275.6	21,387.5
Operating expenses (excluding depreciation and amortization expense as reflected below)	472.6	433.6	1,918.3	1,782.3
Depreciation and amortization expense	182.4	110.4	551.7	425.3
Cost of sales	3,835.6	6,066.3	16,745.6	23,595.1
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	61.5	108.1	248.5	284.0
Depreciation and amortization expense	2.9	3.0	11.3	10.8
Change in fair value of contingent consideration	(0.2)	(0.8)	(93.7)	(0.8)
Impairment expense	91.8	—	98.8	—
(Gain) loss on sale of assets	(8.4)	1.9	(477.8)	(29.9)
Total cost and expenses	3,983.2	6,178.5	16,532.7	23,859.2

Income (loss) from operations	(328.1)	123.0	(1,416.8)	649.0

Other income (expense):
Interest expense, net	(73.1)	(38.3)	(258.2)	(159.6)
Change in Tax Receivable Agreement liability	132.9	—	373.5	—
Change in fair value of catalyst obligations	(16.0)	(3.3)	(11.8)	(9.7)
Debt extinguishment costs	—	—	(22.2)	—
Other non-service components of net periodic benefit cost	1.1	—	4.3	(0.2)
Income (loss) before income taxes	(283.2)	81.4	(1,331.2)	479.5
Income tax expense	2.8	12.3	2.1	104.3
Net income (loss)	(286.0)	69.1	(1,333.3)	375.2
Less: net income attributable to noncontrolling interests	12.4	16.1	59.1	55.8
Net income (loss) attributable to PBF Energy Inc. stockholders	$(298.4)	$53.0	$(1,392.4)	$319.4

Net income (loss) available to Class A common stock per share:
Basic	$(2.49)	$0.44	$(11.64)	$2.66
Diluted	$(2.49)	$0.44	$(11.64)	$2.64
Weighted-average shares outstanding-basic	119,786,599	119,858,394	119,617,998	119,887,646
Weighted-average shares outstanding-diluted	120,757,246	121,987,940	120,660,665	121,853,299

Dividends per common share	$—	$0.30	$0.30	$1.20

Adjusted fully-converted net income (loss) and adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income (loss)	$(301.0)	$53.4	$(1,405.0)	$322.2
Adjusted fully-converted net income (loss) per fully exchanged, fully diluted share	$(2.49)	$0.44	$(11.64)	$2.64
Adjusted fully-converted shares outstanding - diluted (Note 6)	120,757,246	121,987,940	120,660,665	121,853,299

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)		Three Months Ended		Year Ended
		December 31,		December 31,
		2020	2019	2020	2019
Net income (loss) attributable to PBF Energy Inc. stockholders		$(298.4)	$53.0	$(1,392.4)	$319.4
Less:	Income allocated to participating securities	—	0.1	0.1	0.5
Income (loss) available to PBF Energy Inc. stockholders - basic		(298.4)	52.9	(1,392.5)	318.9
Add:	Net income (loss) attributable to noncontrolling interest (Note 2)	(3.5)	0.7	(17.1)	4.3
Less:	Income tax benefit (expense) (Note 3)	0.9	(0.2)	4.6	(1.0)
Adjusted fully-converted net income (loss)		$(301.0)	$53.4	$(1,405.0)	$322.2
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	(423.5)	26.8	268.0	(250.2)
Add:	Change in fair value of contingent consideration	(0.2)	—	(93.7)	—
Add:	Gain on sale of hydrogen plants	—	—	(471.1)	—
Add:	Gain on Torrance land sales	(8.1)	—	(8.1)	(33.1)
Add:	Impairment expense	91.8	—	98.8	—
Add:	LIFO inventory decrement	83.0	—	83.0	—
Add:	Turnaround acceleration costs	56.2	—	56.2	—
Add:	Severance and reconfiguration costs	17.1	—	30.0	—
Add:	Early railcar return expense	12.5	—	12.5	—
Add:	Debt extinguishment costs	—	—	22.2	—
Add:	Change in Tax Receivable Agreement liability	(132.9)	—	(373.5)	—
Add:	Net tax (benefit) expense on remeasurement of deferred tax assets	(23.2)	—	259.1	—
Less:	Recomputed income tax on special items (Note 3)	80.9	(6.6)	99.9	70.4
Adjusted fully-converted net income (loss) excluding special items		$(547.4)	$73.6	$(1,421.7)	$109.3

Weighted-average shares outstanding of PBF Energy Inc.		119,786,599	119,858,394	119,617,998	119,887,646
Conversion of PBF LLC Series A Units (Note 5)		970,647	1,211,310	1,042,667	1,207,581
Common stock equivalents (Note 6)		—	918,236	—	758,072
Fully-converted shares outstanding - diluted		120,757,246	121,987,940	120,660,665	121,853,299

Adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 6)		$(2.49)	$0.44	$(11.64)	$2.64

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)		$(4.53)	$0.60	$(11.78)	$0.90

		Three Months Ended		Year Ended
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS		December 31,		December 31,
		2020	2019	2020	2019
Income (loss) from operations		$(328.1)	$123.0	$(1,416.8)	$649.0
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	(423.5)	26.8	268.0	(250.2)
Add:	Change in fair value of contingent consideration	(0.2)	—	(93.7)	—
Add:	Gain on sale of hydrogen plants	—	—	(471.1)	—
Add:	Gain on Torrance land sales	(8.1)	—	(8.1)	(33.1)
Add:	Impairment expense	91.8	—	98.8	—
Add:	LIFO inventory decrement	83.0	—	83.0	—
Add:	Turnaround acceleration costs	56.2	—	56.2	—
Add:	Severance and reconfiguration costs	17.1	—	30.0	—
Add:	Early railcar return expense	12.5	—	12.5	—
Income (loss) from operations excluding special items		$(499.3)	$149.8	$(1,441.2)	$365.7

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

		Three Months Ended		Year Ended
		December 31,		December 31,
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS		2020	2019	2020	2019
Net income (loss)		$(286.0)	$69.1	$(1,333.3)	$375.2
Add:	Depreciation and amortization expense	185.3	113.4	563.0	436.1
Add:	Interest expense, net	73.1	38.3	258.2	159.6
Add:	Income tax expense	2.8	12.3	2.1	104.3
EBITDA		$(24.8)	$233.1	$(510.0)	$1,075.2
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	(423.5)	26.8	268.0	(250.2)
Add:	Change in fair value of contingent consideration	(0.2)	—	(93.7)	—
Add:	Gain on sale of hydrogen plants	—	—	(471.1)	—
Add:	Gain on Torrance land sales	(8.1)	—	(8.1)	(33.1)
Add:	Impairment expense	91.8	—	98.8	—
Add:	LIFO inventory decrement	83.0	—	83.0	—
Add:	Severance and reconfiguration costs	17.1	—	30.0	—
Add:	Early railcar return expense	12.5	—	12.5	—
Add:	Debt extinguishment costs	—	—	22.2	—
Add:	Change in Tax Receivable Agreement liability	(132.9)	—	(373.5)	—
EBITDA excluding special items		$(385.1)	$259.9	$(941.9)	$791.9

		Three Months Ended		Year Ended
		December 31,		December 31,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA		2020	2019	2020	2019
EBITDA		$(24.8)	$233.1	$(510.0)	$1,075.2
Add:	Stock-based compensation	5.1	8.9	34.2	37.3
Add:	Change in fair value of catalyst obligations	16.0	3.3	11.8	9.7
Add:	Non-cash LCM inventory adjustment (Note 4)	(423.5)	26.8	268.0	(250.2)
Add:	Change in fair value of contingent consideration (Note 4)	(0.2)	—	(93.7)	—
Add:	Gain on sale of hydrogen plants (Note 4)	—	—	(471.1)	—
Add:	Gain on Torrance land sales (Note 4)	(8.1)	—	(8.1)	(33.1)
Add:	Impairment expense (Note 4)	91.8	—	98.8	—
Add:	LIFO inventory decrement (Note 4)	83.0	—	83.0	—
Add:	Severance and reconfiguration costs (Note 4)	17.1	—	30.0	—
Add:	Early railcar return expense (Note 4)	12.5	—	12.5	—
Add:	Debt extinguishment costs (Note 4)	—	—	22.2	—
Add:	Change in Tax Receivable Agreement liability (Note 4)	(132.9)	—	(373.5)	—
Adjusted EBITDA		$(364.0)	$272.1	$(895.9)	$838.9

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	December 31,	December 31,
	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$1,609.5	$814.9
Inventories	1,686.2	2,122.2
Total assets	10,499.8	9,132.4
Total debt	4,661.0	2,064.9

Total equity	2,202.3	3,585.5
Total equity excluding special items (Note 4, 13)	$2,275.9	$3,675.8

Total debt to capitalization ratio (Note 13)	68%	37%
Total debt to capitalization ratio, excluding special items (Note 13)	67%	36%
Net debt to capitalization ratio (Note 13)	58%	26%
Net debt to capitalization ratio, excluding special items (Note 13)	57%	25%

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)

	Year Ended December 31,
	2020	2019
Cash flows (used in) provided by operations	$(631.6)	$933.5
Cash flows used in investing activities	(1,026.5)	(712.6)
Cash flows provided by (used in) financing activities	2,452.7	(3.3)
Net increase in cash and cash equivalents	794.6	217.6
Cash and cash equivalents, beginning of period	814.9	597.3
Cash and cash equivalents, end of period	$1,609.5	$814.9

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended December 31, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$3,636.7	$89.1	$—	$(70.7)	$3,655.1
Depreciation and amortization expense	165.6	16.8	2.9	—	185.3
Income (loss) from operations	(311.6)	41.9	(58.4)	—	(328.1)
Interest expense, net	1.0	10.9	61.2	—	73.1
Capital expenditures	45.7	2.7	1.5	—	49.9

	Three Months Ended December 31, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$6,286.2	$92.2	$—	$(76.9)	$6,301.5
Depreciation and amortization expense	98.4	12.0	3.0	—	113.4
Income (loss) from operations	184.9	42.9	(104.8)	—	123.0
Interest expense, net	0.6	13.1	24.6	—	38.3
Capital expenditures	108.7	8.5	1.9	—	119.1

	Year Ended December 31, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$15,045.0	$360.3	$—	$(289.4)	$15,115.9
Depreciation and amortization expense	498.0	53.7	11.3	—	563.0
Income (loss) from operations	(1,450.4)	195.3	(161.7)	—	(1,416.8)
Interest expense, net	1.7	47.9	208.6	—	258.2
Capital expenditures (Note 14)	1,546.6	12.3	10.7	—	1,569.6

	Year Ended December 31, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$24,468.9	$340.2	$—	$(300.9)	$24,508.2
Depreciation and amortization expense	386.7	38.6	10.8	—	436.1
Income (loss) from operations (Note 15, 16)	767.9	159.3	(270.3)	(7.9)	649.0
Interest expense, net	1.3	51.1	107.2	—	159.6
Capital expenditures	708.9	31.7	8.3	—	748.9

	Balance at December 31, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$9,565.0	$933.6	$54.4	$(53.2)	$10,499.8

	Balance at December 31, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets (Note 15)	$8,154.8	$973.0	$52.7	$(48.1)	$9,132.4

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Market Indicators (dollars per barrel) (Note 9)	2020	2019	2020	2019
Dated Brent crude oil	$44.27	$63.22	$41.62	$64.34
West Texas Intermediate (WTI) crude oil	$42.63	$56.88	$39.25	$57.03
Light Louisiana Sweet (LLS) crude oil	$44.13	$60.65	$41.13	$62.67
Alaska North Slope (ANS) crude oil	$44.82	$64.32	$42.20	$65.00
Crack Spreads:
Dated Brent (NYH) 2-1-1	$8.55	$12.56	$9.11	$12.68
WTI (Chicago) 4-3-1	$5.54	$10.97	$6.30	$15.25
LLS (Gulf Coast) 2-1-1	$7.00	$12.78	$7.59	$12.43
ANS (West Coast-LA) 4-3-1	$10.98	$18.35	$11.30	$18.46
ANS (West Coast-SF) 3-2-1	$10.68	$17.04	$9.99	$17.16
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$1.64	$6.34	$2.37	$7.31
Dated Brent less Maya (heavy, sour)	$3.23	$10.23	$5.37	$6.76
Dated Brent less WTS (sour)	$1.18	$6.07	$2.33	$8.09
Dated Brent less ASCI (sour)	$1.27	$5.56	$1.81	$3.73
WTI less WCS (heavy, sour)	$11.06	$19.18	$10.72	$13.61
WTI less Bakken (light, sweet)	$1.95	$1.04	$2.41	$0.66
WTI less Syncrude (light, sweet)	$3.75	$1.65	$2.13	$0.18
WTI less LLS (light, sweet)	$(1.50)	$(3.77)	$(1.88)	$(5.64)
WTI less ANS (light, sweet)	$(2.19)	$(7.44)	$(2.95)	$(7.97)
Natural gas (dollars per MMBTU)	$2.76	$2.41	$2.13	$2.53

Key Operating Information
Production (barrels per day ("bpd") in thousands)	689.6	852.1	737.1	825.2
Crude oil and feedstocks throughput (bpd in thousands)	677.3	843.0	727.7	823.1
Total crude oil and feedstocks throughput (millions of barrels)	62.3	77.5	266.3	300.4
Consolidated gross margin per barrel of throughput	$(2.89)	$3.04	$(6.12)	$3.04
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$0.98	$9.31	$3.23	$8.51
Refinery operating expense, per barrel of throughput (Note 11)	$7.25	$5.28	$6.89	$5.61
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	39%	33%	42%	32%
Medium	28%	25%	26%	28%
Light	18%	28%	17%	26%
Other feedstocks and blends	15%	14%	15%	14%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	56%	51%	51%	49%
Distillates and distillate blendstocks	28%	33%	30%	32%
Lubes	1%	1%	1%	1%
Chemicals	2%	2%	1%	2%
Other	15%	14%	18%	16%
Total yield	102%	101%	101%	100%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Supplemental Operating Information - East Coast Refining System (Delaware City and Paulsboro)
Production (bpd in thousands)	230.8	355.2	262.6	330.9
Crude oil and feedstocks throughput (bpd in thousands)	229.2	357.0	263.0	336.4
Total crude oil and feedstocks throughput (millions of barrels)	21.1	32.8	96.2	122.8
Gross margin per barrel of throughput	$(6.33)	$3.73	$(5.91)	$0.33
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$0.09	$8.16	$3.56	$5.90
Refinery operating expense, per barrel of throughput (Note 11)	$6.36	$4.43	$5.47	$4.92
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	30%	25%	27%	22%
Medium	31%	28%	33%	40%
Light	14%	29%	18%	20%
Other feedstocks and blends	25%	18%	22%	18%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	52%	47%	47%	45%
Distillates and distillate blendstocks	27%	36%	32%	33%
Lubes	3%	2%	2%	2%
Chemicals	2%	1%	2%	1%
Other	17%	13%	17%	17%
Total yield	101%	99%	100%	98%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	113.9	152.2	98.3	155.5
Crude oil and feedstocks throughput (bpd in thousands)	111.2	149.6	96.7	153.0
Total crude oil and feedstocks throughput (millions of barrels)	10.2	13.8	35.4	55.9
Gross margin per barrel of throughput	$0.50	$3.93	$(10.34)	$7.24
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$2.17	$9.42	$0.51	$12.26
Refinery operating expense, per barrel of throughput (Note 11)	$5.31	$5.11	$6.54	$5.10
Crude and feedstocks (% of total throughput) (Note 12):
Medium	41%	30%	39%	30%
Light	54%	69%	58%	69%
Other feedstocks and blends	5%	1%	3%	1%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	59%	54%	54%	52%
Distillates and distillate blendstocks	32%	37%	30%	36%
Chemicals	5%	6%	4%	6%
Other	6%	5%	14%	8%
Total yield	102%	102%	102%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	122.6	171.0	141.2	179.1
Crude oil and feedstocks throughput (bpd in thousands)	118.8	167.7	137.7	177.9
Total crude oil and feedstocks throughput (millions of barrels)	10.9	15.4	50.4	64.9
Gross margin per barrel of throughput	$(3.19)	$0.76	$(4.25)	$0.93
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$(1.64)	$6.05	$3.71	$5.87
Refinery operating expense, per barrel of throughput (Note 11)	$6.35	$5.16	$5.43	$4.95
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	22%	36%	37%	35%
Medium	40%	28%	36%	23%
Light	26%	20%	16%	25%
Other feedstocks and blends	12%	16%	11%	17%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	47%	46%	43%	45%
Distillates and distillate blendstocks	30%	33%	33%	33%
Chemicals	2%	1%	2%	2%
Other	24%	22%	25%	21%
Total yield	103%	102%	103%	101%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	222.3	173.7	235.0	159.7
Crude oil and feedstocks throughput (bpd in thousands)	218.1	168.7	230.3	155.8
Total crude oil and feedstocks throughput (millions of barrels)	20.1	15.5	84.3	56.8
Gross margin per barrel of throughput	$(3.25)	$(0.09)	$(8.16)	$3.96
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$2.72	$14.85	$3.71	$13.38
Refinery operating expense, per barrel of throughput (Note 11)	$9.65	$7.34	$9.47	$8.34
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	77%	77%	81%	80%
Medium	11%	10%	8%	8%
Other feedstocks and blends	12%	13%	11%	12%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	63%	63%	61%	60%
Distillates and distillate blendstocks	25%	24%	26%	26%
Other	14%	16%	15%	17%
Total yield	102%	103%	102%	103%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	December 31, 2020		December 31, 2019
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$3,655.1	$58.66	$6,301.5	$81.26
Less: Cost of sales	3,835.6	61.55	6,066.3	78.22
Consolidated gross margin	$(180.5)	$(2.89)	$235.2	$3.04
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$(180.5)	$(2.89)	$235.2	$3.04
Add: PBFX operating expense	24.4	0.39	31.8	0.41
Add: PBFX depreciation expense	16.8	0.27	12.0	0.15
Less: Revenues of PBFX	(89.1)	(1.43)	(92.2)	(1.19)
Add: Refinery operating expense	451.6	7.25	409.4	5.28
Add: Refinery depreciation expense	165.6	2.66	98.4	1.27
Gross refining margin	$388.8	$6.25	$694.6	$8.96
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	(423.5)	(6.80)	26.8	0.35
Add: LIFO inventory decrement	83.0	1.33	—	—
Add: Early railcar return expense	12.5	0.20	—	—
Gross refining margin excluding special items	$60.8	$0.98	$721.4	$9.31

	Year Ended		Year Ended
	December 31, 2020		December 31, 2019
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$15,115.9	$56.76	$24,508.2	$81.58
Less: Cost of sales	16,745.6	62.88	23,595.1	78.54
Consolidated gross margin	$(1,629.7)	$(6.12)	$913.1	$3.04
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$(1,629.7)	$(6.12)	$913.1	$3.04
Add: PBFX operating expense	99.9	0.38	118.7	0.40
Add: PBFX depreciation expense	53.7	0.19	38.6	0.13
Less: Revenues of PBFX	(360.3)	(1.35)	(340.2)	(1.13)
Add: Refinery operating expense	1,835.2	6.89	1,684.3	5.61
Add: Refinery depreciation expense	498.0	1.87	386.7	1.29
Gross refining margin	$496.8	$1.86	$2,801.2	$9.34
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	268.0	1.01	(250.2)	(0.83)
Add: LIFO inventory decrement	83.0	0.31	—	—
Add: Early railcar return expense	12.5	0.05	—	—
Gross refining margin excluding special items	$860.3	$3.23	$2,551.0	$8.51

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy's Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s annualized statutory corporate tax rate of approximately 26.6% and 24.9% for the 2020 and 2019 periods, respectively, applied to net income (loss) attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income (loss) from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the periods presented relate to LCM inventory adjustments, change in fair value of contingent consideration, gain on sale of hydrogen plants, gain on sale of assets related to the Torrance land sales, impairment expense, LIFO inventory decrement, turnaround acceleration costs, severance and reconfiguration costs, early railcar return expense, debt extinguishment costs, changes in the Tax Receivable Agreement liability, net tax (benefit) expense on remeasurement of deferred tax assets, and recomputed income tax on special items, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:

LCM inventory adjustment - LCM is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using last-in, first-out ("LIFO") inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM inventory adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period.

The following table includes the LCM inventory reserve as of each date presented (in millions):

		2020		2019
January 1,		$401.6		$651.8
September 30,		1,093.1		374.8
December 31,		669.6		401.6

The following table includes the corresponding impact of changes in the LCM inventory reserve on income (loss) from operations and net income (loss) for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,

	2020	2019	2020	2019
Net LCM inventory adjustment benefit (charge) in income (loss) from operations	$423.5	$(26.8)	$(268.0)	$250.2
Net LCM inventory adjustment benefit (charge) in net income (loss)	310.8	(20.2)	(196.7)	188.0

Change in Fair Value of Contingent Consideration - During the three months and year ended December 31, 2020, we recorded changes in fair value of contingent consideration related to estimated earn-out liabilities associated with the Martinez acquisition and the PBFX acquisition of the East Coast Storage Assets. These changes in estimate increased income from operations by $0.2 million and $93.7 million ($0.1 million and $68.8 million, net of tax), respectively. Change in fair value of contingent consideration during the three months and year ended December 31, 2019 was not significant.

Gain on sale of Hydrogen Plants - During the year ended December 31, 2020, we recorded a gain on the sale of five hydrogen plants. The gain increased income from operations and net income by $471.1 million and $345.8 million, respectively. There were no such gains in any of the other periods presented.

Gain on Torrance land sales - During the three months and year ended December 31, 2020, we recorded a gain on the sale of a separate parcel of real property acquired as part of the Torrance refinery, but not part of the refinery itself. The gain increased income from operations and net income by $8.1 million and $5.9 million, respectively. During the year ended December 31, 2019, we recorded a gain on the sale of a parcel of real property acquired as part of the Torrance refinery, but not part of the refinery itself. The gain increased income from operations and net income by $33.1 million and $24.9 million, respectively. There was no such gain during the three months ended December 31, 2019.

Impairment expense - During the three months and year ended December 31, 2020, we recorded an impairment charge which decreased income from operations by $91.8 million and $98.8 million ($67.4 million and $72.5 million, net of tax), respectively, resulting from the write-down of certain assets associated with the East Coast Refining Reconfiguration, project abandonments and the write-down of certain PBFX long-lived assets. There were no such charges during the three months and year ended December 31, 2019.

LIFO inventory decrement- As part of our overall reduction in throughput in 2020 and our reduction in inventory volume as of December 31, 2020, we recorded a pre-tax charge to cost of materials and other related to a LIFO inventory layer decrement. The majority of the decrement related to our East Coast LIFO inventory layer and the reduction to our East Coast inventory experienced as part of the East Coast Refining Reconfiguration. These charges decreased income from operations and net income by $83.0 million and $60.9 million, respectively, for both the three months ended and the year ended December 31, 2020. Decrements recorded in the year ended December 31, 2019 were not significant.

Turnaround acceleration costs- During the three months and year ended December 31, 2020, we accelerated the recognition of turnaround amortization associated with units that were temporarily idled as part of the East Coast Refining Reconfiguration. These costs decreased income from operations and net income by $56.2 million and $41.3 million, respectively. There were no such costs in the three months and year ended December 31, 2019.

Severance and Reconfiguration Costs - During the three months and year ended December 31, 2020, we recorded severance charges related to reductions in our workforce. These charges decreased income from operations $11.8 million and $24.7 million ($8.7 million and $18.1 million, net of tax), respectively. There were no such costs in the three months and year ended December 31, 2019. During the three months and year ended December 31, 2020, we recorded reconfiguration charges related to the temporary idling of certain assets as part of the East Coast Refining System. These charges decreased income from operations and net income by $5.3 million and $3.9 million, respectively. There were no such costs in the three months and year ended December 31, 2019.

Early Return of Railcars- During the three months and year ended December 31, 2020, we recognized expenses within Cost of sales associated with the voluntary early return of certain leased railcars. These charges decreased income from operations and net income by $12.5 million and $9.2 million, respectively. There were no such costs in the three months and year ended December 31, 2019.

Debt Extinguishment Costs - During the year ended December 31, 2020, we recorded pre-tax debt extinguishment costs of $22.2 million related to the redemption of the 2023 Senior Notes. These nonrecurring charges decreased net income by $16.3 million for the year ended December 31, 2020. There were no such costs in any of the other periods presented.

Change in Tax Receivable Agreement liability - During the three months and year ended December 31, 2020, we recorded a change in the Tax Receivable Agreement liability that increased income before income taxes by $132.9 million and $373.5 million ($97.5 million and $274.1 million, net of tax), respectively. There were no such changes during the three months and year ended December 31, 2019. The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in PBF Energy’s obligation under the Tax Receivable Agreement due to factors out of our control such as changes in tax rates, as well as periodic adjustments to our liability based, in part, on an updated estimate of the amounts that we expect to pay, using assumptions consistent with those used in our concurrent estimate of the deferred tax asset valuation allowance.

Net tax (benefit) expense on remeasurement of deferred tax assets - During the three months ended December 31, 2020, we recorded a deferred tax valuation allowance of $12.1 million in accordance with ASC 740, Income Taxes. This amount includes tax expense of approximately $35.3 million related to our net change in the Tax Receivable Agreement liability or a net tax benefit of $23.2 million related primarily to the remeasurement of deferred tax assets. During the year ended December 31, 2020, we recorded a deferred tax valuation allowance of $358.4 million in accordance with ASC 740, Income Taxes. This amount includes tax expense of approximately $99.3 million related to our net change in the Tax Receivable Agreement liability or a net tax expense of $259.1 million related primarily to the remeasurement of deferred tax assets. There was no such expense/benefit in the three months and year ended December 31, 2019.

Recomputed Income tax on special items - The income tax impact on special items was calculated using the tax rates shown in footnote 3 above.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2 above.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three months and years ended December 31, 2020 and 2019, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 14,468,284 and 14,446,894 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three months and year ended December 31, 2020, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 6,734,276 and 6,765,526 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three months and year ended December 31, 2019, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, gain on sale of hydrogen plants, the write down of inventory to the LCM, severance and one-time reconfiguration costs, changes in the liability for Tax Receivable Agreement due to factors out of our control such as changes in tax rates, debt extinguishment costs related to refinancing activities, and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of December 31, 2020, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), a growth-oriented master limited partnership which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	December 31,	December 31,
	2020	2019
	(in millions)
Total debt	$4,661.0	$2,064.9
Total equity	2,202.3	3,585.5
Total capitalization	$6,863.3	$5,650.4

Total debt	$4,661.0	$2,064.9
Total equity excluding special items	2,275.9	3,675.8
Total capitalization excluding special items	$6,936.9	$5,740.7

Total equity	$2,202.3	$3,585.5
Special Items (Note 4)
Add: Non-cash LCM inventory adjustments	669.6	401.6
Add: Change in fair value of contingent consideration	(93.7)	—
Add: Gain on sale of hydrogen plants	(471.1)	—
Add: Gain on Torrance land sales	(85.0)	(76.9)
Add: Impairment expense	98.8	—
Add: LIFO inventory decrement	83.0	—
Add: Turnaround acceleration costs	56.2	—
Add: Severance and reconfiguration costs	30.0	—
Add: Early railcar return expense	64.8	52.3
Add: Debt extinguishment costs	47.7	25.5
Add: Change in Tax Receivable Agreement liability	(663.9)	(290.4)
Less: Recomputed income tax on special items	57.9	(42.0)
Add: Net tax expense on remeasurement of deferred tax assets	259.1	—
Add: Net tax expense on TCJA related special items	20.2	20.2
Net impact of special items to equity	73.6	90.3
Total equity excluding special items	$2,275.9	$3,675.8

Total debt	$4,661.0	$2,064.9
Less: Cash and cash equivalents	1,609.5	814.9
Net debt	$3,051.5	$1,250.0

Total debt to capitalization ratio	68%	37%
Total debt to capitalization ratio, excluding special items	67%	36%
Net debt to capitalization ratio	58%	26%
Net debt to capitalization ratio, excluding special items	57%	25%

(14) The Refining segment includes capital expenditures of $1,176.2 million for the acquisition of the Martinez refinery in the first quarter of 2020.

(15) On April 24, 2019, PBFX entered into a contribution agreement with PBF LLC (the "TVPC Contribution Agreement"), pursuant to which PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of TVP Holding Company LLC ("TVP Holding") for total consideration of $200.0 million (the "TVPC Acquisition"). Prior to the TVPC Acquisition, TVP Holding owned a 50% equity interest in Torrance Valley Pipeline Company LLC ("TVPC"). Subsequent to the closing of the TVPC Acquisition on May 31, 2019, PBFX owns 100% of the equity interest in TVPC.

(16) Prior to the TVPC Contribution Agreement, the Logistics segment included 100% of the income from operations of TVPC, as TVPC was consolidated by PBFX. PBFX recorded net income attributable to noncontrolling interest for the 50% equity interest in TVPC held by PBF Holding. PBF Holding (included in the Refining segment) recorded equity income in investee related to its 50% noncontrolling ownership interest in TVPC. For purposes of our Consolidated Financial Statements, PBF Holding’s equity income in investee and PBFX’s net income attributable to noncontrolling interests eliminated in consolidation.